UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)Upon recommendation of the Governance and Nominating Committee of the Board of Directors (the “Board”) of Antares Pharma, Inc. (“Antares”), effective March 4, 2016, the Board appointed Robert F. Apple to the Board as a Class III Director.

As discussed in Item 5.02(e) below, Mr. Apple is Antares’ President and Chief Executive Officer and has entered into an employment agreement with Antares.

(e)As previously reported, the Board of Antares appointed Mr. Apple as President and Chief Executive Officer, effective January 25, 2016.  On March 4, 2016, Antares and Mr. Apple entered into an employment agreement, which amends and restates Mr. Apple’s Senior Management Agreement, dated February 9, 2006, as amended.  The employment agreement, which is effective immediately, is for three years and automatically renews for consecutive one-year periods unless one of the parties delivers 90 days prior written notice of non-renewal.  During the term of the employment agreement, Antares will cause Mr. Apple to be nominated and re-nominated to be a member of the Board.

Pursuant to the employment agreement, beginning January 25, 2016, Mr. Apple is eligible to receive an initial annual base salary of $510,000, which will be reviewed annually for appropriate increases by the Board’s Compensation Committee.  In addition, Mr. Apple is eligible to receive a target annual bonus of 55% of base salary, based upon attainment of certain pre-set performance goals as determined by the Compensation Committee in accordance with the terms of the Antares Annual Incentive Plan, as it may be amended from time to time (or a successor plan).  In connection with Mr. Apple’s promotion to President and Chief Executive Officer, Mr. Apple will receive a sign-on stock option grant on March 10, 2016 to purchase 250,000 shares of Antares common stock.  The stock option will vest in quarterly increments over three years at the rate of 33-1/3% each year.  Mr. Apple is also eligible to participate in any other equity compensation plans established by Antares for members of management.

Under the employment agreement, Mr. Apple is entitled to severance in the event of a termination by Antares without “cause” or by Mr. Apple for “good reason” (as each term is defined in the employment agreement).   In the event of such termination of employment before or after the period beginning 60 days immediately prior to a change of control (as defined in the employment agreement) and ending on the last day of the 18-month period immediately following a change of control (the “Change of Control Protection Period”), and provided that Mr. Apple executes and does not revoke a release and waiver of claims in favor of Antares and its affiliates, Mr. Apple is entitled to severance equal to:

•

1.25 times the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in installments over the 15-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days Mr. Apple was employed by Antares in the year of his termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 15 months or until the date he obtains coverage from a new employer; and

•

with respect to all outstanding equity grants held by Mr. Apple immediately prior to his termination date which vest based upon Mr. Apple’s continued service over time, the portion of that would have become vested during the 15 month period following Mr. Apple’s termination date had he remained employed during such 15 month period will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Apple’s termination date.

In the event Mr. Apple’s employment is terminated by Antares without cause or by Mr. Apple for good reason during the Change of Control Protection Period, and provided Mr. Apple signs and does not revoke a release and waiver of claims in favor of Antares and its affiliates, Mr. Apple is entitled to severance equal to:

•

two times the sum of (i) his then-current annual base salary, plus (ii)  his target annual bonus for the year in which the termination of employment occurs, paid in installments over the 24-month period following termination of employment;

•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days that Mr. Apple was employed by Antares in the year of his termination;
•

reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months or until the date he obtains coverage from a new employer; and

•

all outstanding equity grants held by Mr. Apple immediately prior to his termination date which vest based upon Mr. Apple’ continued service over time will accelerate, become fully vested and/or exercisable, as the case may be, as of Mr. Apple’s termination date.

If Mr. Apple’s employment is terminated by Antares without cause or by Mr. Apple for good reason and Mr. Apple does not execute or revokes a release and waiver of claims in favor of Antares and its affiliates, Mr. Apple will not be entitled to the severance benefits set forth above.

If Mr. Apple’s employment is terminated by Antares for cause, on account of Mr. Apple’s death or disability, or if Mr. Apple terminates his employment for any reason other than good reason, then Antares will pay Mr. Apple his base salary, bonus and expenses accrued, but unpaid as of the date of his termination, and any benefits accrued and due under any applicable benefit plans and programs of Antares.

The employment agreement also provides that if the payments and benefits otherwise payable to Mr. Apple under the employment agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, then Antares will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Mr. Apple with a greater net after-tax benefit than would no reduction.

The employment agreement provides that at all times during Mr. Apple’s employment and thereafter, Mr. Apple will maintain the confidentiality of all confidential information obtained by him as a result of his employment with Antares, including information received by him prior to the effective date of the employment agreement. In addition, during the term of Mr. Apple’s employment with Antares, and for the 15-month period after Mr. Apple’s termination of employment (or the 24-month period if Mr. Apple’s employment is terminated by Antares without cause or by Mr. Apple for good reason during the Change of Control Protection Period), Mr. Apple cannot (i) compete against Antares, (ii) solicit in any way the customers of Antares; or (iii) recruit in any way the employees of Antares.

The foregoing is a summary description of certain terms of the employment agreement and, by its nature, is incomplete. Antares will file the employment agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending on March 31, 2016. All readers are encouraged to read the employment agreement when it is filed. Antares’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Antares home page on the Internet at http://www.antarespharma.com under the heading “ATRS Investor Information – SEC Filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	March 10, 2016	By:	/s/ Peter J. Graham
		Name:	Peter J. Graham
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources and Secretary